Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

Berwyn, PA, January 24, 2013 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter and full year results that established records for orders, sales, operating income, operating margins, net income and diluted earnings per share.

AMETEK’s fourth quarter 2012 sales of $841.8 million were up 10% over the same period of 2011. Operating income for the fourth quarter of 2012 was $190.0 million, a 13% increase from $167.4 million recorded in the same period of 2011. Operating margins improved 70 basis points to a record 22.6% in the fourth quarter of 2012. Net income in the fourth quarter of 2012 increased 18% to $119.9 million from $101.9 million in last year’s fourth quarter. Diluted earnings per share increased 17% to $0.49 per diluted share from the fourth quarter 2011 level of $0.42 per diluted share.

“AMETEK had a solid fourth quarter to complete a very strong 2012. We established records for essentially all key financial metrics in the quarter despite continued sluggish market conditions. Operating margins expanded 70 basis points to a record 22.6%, resulting from our focus on Operational Excellence initiatives. Orders were very strong in the quarter, totaling $956 million, up 28% from last year’s fourth quarter with 4% core growth,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with both the fourth quarter and the full-year results representing records. Operating cash flow was $192 million for the quarter and $611 million for the year, up 25% and 20%, respectively, compared with the same periods in 2011,” continued Mr. Hermance.

For the full year, AMETEK achieved record levels of orders, sales, operating income, operating margins, net income and diluted earnings per share. Full year sales were $3.33 billion, up 12% from 2011. Operating income in 2012 was $745.9 million, compared with $635.9 million last year, up 17%. Operating margins for 2012 of 22.4% were a 110 basis point improvement over 2011. Net income for the full year 2012 was up $74.6 million to $459.1 million, a 19% increase from the $384.5 million earned in 2011. Diluted earnings per share were $1.88 for 2012, up 19% from the $1.58 earned in 2011.

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AMETEK ANNOUNCES RECORD RESULTS

Electronic Instruments Group (EIG)
In the fourth quarter, EIG sales increased 12% to $494.5 million. Operating income in the fourth quarter of 2012 increased 16% to $134.9 million, compared with $116.3 million in the fourth quarter of 2011. Operating margins were a record 27.3%, up 100 basis points from 26.3% in last year’s fourth quarter.

“EIG had a very solid fourth quarter. Sales grew 12% in the quarter on continued strength in our oil and gas, and aerospace businesses, combined with the contributions from the acquisitions of O’Brien and Micro-Poise. Operating margins benefitted from our Operational Excellence initiatives,” notes Mr. Hermance.

Electromechanical Group (EMG)
For the fourth quarter of 2012, EMG sales increased 8% to $347.2 million. Operating income in the fourth quarter of 2012 of $65.2 million was up 5%, compared with $62.3 million in the same period of 2011. Operating margins for the quarter were 18.8%, compared with 19.4% in last year’s fourth quarter.

“EMG had a good quarter. Sales increased 8% on core growth in our Precision Motion Control business and the contribution from the acquisition of Dunkermotoren. We experienced softness in several end markets as customers turned increasingly cautious due to macro-economic uncertainties,” adds Mr. Hermance.

2013 Outlook
“We expect our businesses overall to show solid growth in 2013, with organic growth stronger in the second half of the year. Our higher margin, longer cycle, oil and gas, power, and aerospace businesses should show particular strength. AMETEK’s strong portfolio of differentiated businesses, proven operational capabilities, continued investment in new product development and geographic expansion, and a continued focus on strategic acquisitions should enable us to perform well in 2013,” notes Mr. Hermance.

“We anticipate 2013 revenue to be up in the high single digits on a percentage basis from 2012, reflecting low to mid single digit core growth and contributions from recent acquisitions including Dunkermotoren and Micro-Poise. Earnings for 2013 are expected to be in the range of $2.07 to $2.12 per diluted share, up 10% to 13% over 2012, reflecting the leveraged impact of core growth, operational excellence initiatives, and the benefit of contributions from recent acquisitions,” adds Mr. Hermance.

“First quarter 2013 sales are expected to be up approximately 10% from last year’s first quarter. We estimate our earnings to be approximately $0.49 to $0.51 per diluted share, an increase of 9% to 13% over last year’s first quarter of $0.45 per diluted share,” concludes Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Conference Call
AMETEK will webcast its Fourth Quarter 2012 investor conference call on Thursday, January 24, 2013, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$841,790	$762,751	$3,334,213	$2,989,914

Operating expenses:
Cost of sales, excluding depreciation	544,642	489,753	2,154,132	1,955,779
Selling, general and administrative	93,829	92,125	380,532	349,321
Depreciation	13,365	13,493	53,677	48,873

Total operating expenses	651,836	595,371	2,588,341	2,353,973

Operating income	189,954	167,380	745,872	635,941
Other expenses:
Interest expense	(18,834)	(17,984)	(75,472)	(69,729)
Other, net	(319)	(2,417)	(7,925)	(9,570)

Income before income taxes	170,801	146,979	662,475	556,642
Provision for income taxes	50,903	45,072	203,343	172,178

Net income	$119,898	$101,907	$459,132	$384,464

Diluted earnings per share	$0.49	$0.42	$1.88	$1.58

Basic earnings per share	$0.49	$0.42	$1.90	$1.60

Weighted average common shares outstanding:
Diluted shares	245,286	242,274	243,986	243,161

Basic shares	242,559	239,944	241,512	240,383

Dividends per share	$0.06	$0.04	$0.22	$0.16

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AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$494,547	$441,455	$1,872,557	$1,647,195
Electromechanical	347,243	321,296	1,461,656	1,342,719

Consolidated net sales	$841,790	$762,751	$3,334,213	$2,989,914

Income:
Segment operating income:
Electronic Instruments	$134,861	$116,318	$497,116	$420,197
Electromechanical	65,244	62,265	292,205	262,710

Total segment operating income	200,105	178,583	789,321	682,907
Corporate administrative and other expenses	(10,151)	(11,203)	(43,449)	(46,966)

Consolidated operating income	$189,954	$167,380	$745,872	$635,941

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$156,227	$170,392
Receivables, net	507,850	438,245
Inventories	428,935	380,471
Other current assets	64,962	70,011

Total current assets	1,157,974	1,059,119

Property, plant and equipment, net	380,796	325,329
Goodwill	2,208,180	1,806,237
Other intangibles, investments and other assets	1,437,675	1,128,805

Total assets	$5,184,625	$4,319,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$320,654	$140,508
Accounts payable and accruals	552,683	488,367

Total current liabilities	873,337	628,875

Long-term debt	1,133,121	1,123,416
Deferred income taxes and other long-term liabilities	641,517	514,394
Stockholders’ equity	2,536,650	2,052,805

Total liabilities and stockholders’ equity	$5,184,625	$4,319,490

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